Exhibit  10.1

Memorandum of Understanding for Lease with Option to Purchase the Baltimore Mine Project

                This agreement is by and between Western Continental,Inc. (“Western”) and South American Gold Corporation (“SAGD”) for a lease with option to purchase the Baltimore Mine in western Montana. This agreement sets the terms of a lease with option to purchase the Baltimore Mine project as described herein.

Whereas Western is the owner of three patented mining claims described further in Exhibit A to this agreement, and desires to lease the property with an option to purchase,

Whereas SAGD wishes to lease said property with an option to purchase,

Therefore, Western and SAGD agree that:

1.
Memorandum of Understanding : Western and SAGD agree that the terms included herein are binding and it is contemplated that a definitive agreement will be signed within ninety days in good faith implementing the agreed upon to implement this memorandum of understanding (“MOU”).

2.	Property Ownership: Western hereby affirms it is the sole owner free and clear of all liens and encumbrances of the project known as the Baltimore Mine further described in Exhibit A.

3.
Lease: SAGD agrees to lease the project effective immediately; with the understanding the option to purchase requires a definitive agreement per (5) below. The lease will be for a term of ten years beginning August 2, 2012, and may be extended for an additional 15 years with a payment of one hundred thousand dollars ($100,000) at any time. During the term of this lease SAGD will be responsible for the payment of any property taxes, and indemnify Western for any and all activities SAGD conducts on the property, and secure all required permits and operating licenses for SAGD activities on the property. The lease payment will be $10,000 per year in cash payments, which may be paid in restricted stock as SAGD’s option provided such restricted stock has a market bid price in excess of $20,000 for the twenty days bid price for the stock prior to payment. Payment will be on July 31 of each year beginning July 31, 2013.

4.	Production Royalties: SAGD will pay a production royalty of all minerals mined form the property in the form of a Net Smelter Return with the Net Smelter Return to Western of three percent (3%).

5.
Option to Purchase: SAGD will have for the term of this agreement an option to purchase the property free and clear of any lien or encumbrance in the amount of two hundred and fifty thousand dollars ($500,000) at which time the lease would terminate and no royalty would be due afterwards from the property.

6.
Bonus for Reserve Determination: Should SAGD cause to be issued a property report meeting the industry guidelines indicating probable or proven reserves in excess of two million ounces of silver on the property, Western shall receive an additional thirty thousand dollars in cash or restricted shares value determined as (3) above, within thirty days of publication of such report.

7.	Payment of Entering into MOU :

(a.)
SAGD will issue within twenty days of entering into this MOU ten million (10,000,000) shares of restricted common stock to Western subject to acceptance by SAGD of a signed subscription agreement by Western accepted by SAGD.

(b.)
Western affirms that it has experience in the mining industry and penny mining stocks, and that it has carefully reviewed the company’s filings with the SEC including the risk factors described in the company’s most recent 10k filing.

(c.)
SAGD in the period January 1, 2013 through July 1, 2013 make an additional payment of $25,000 in the form of cash or restricted common stock, at SAGD’s option, valued at the ten day average bid price for the company’s common stock subject to the same terms as outlined in (7a. and 7.b.) above.

8.	Definitive Agreement: This agreement contemplates a definitive agreement which will incorporate the above terms to be prepared and signed within ninety days of this memorandum of understanding.

Effective Date:  August 7, 2012

For Western:

/s/           Campbell
Name:     Campbell
Title:       President

For SAGD:

/s/          Raymond DeMotte
Name:   Raymond DeMotee
Title:     Chief Executive Officer

Exhibit A : Property Description

Patented Mining Claims :

Last Hope Mineral Survey #9689

Baltimore Mineral Survey # 1540

Mona Mineral Survey # 9689

Located in :

Section 7,Township 6 N, Range 4W, Jefferson County,Montana

Tax Parcel # : 0000001365

A - 1